Exhibit 19.1

Appendix J

STEPSTONE PRIVATE CREDIT FUND LLC

INSIDER TRADING POLICY

I. Introduction

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material non-public information (defined in Section II.B. of the following policy) from disclosing this information to others who trade.

StepStone Private Credit Fund LLC (“SCRED” and, together with its wholly-owned subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by members of the SCRED Board of Directors (“Directors”), the Company’s officers and employees (if any) and certain other persons with access to material non-public information whom the Company has notified, such as certain contractors and consultants (collectively, “Company Persons”). This Policy also applies to (i) Company Persons’ “family members”1 and (ii) corporations or other business entities controlled or managed by any Company Persons or their family members, and trusts or other entities for which any Company Persons or their family members is the trustee (together, “Controlled Entities”). All references in this Policy to you or Company Persons should be read to include all family members and Controlled Entities.

You are responsible for ensuring that you and any family member and any applicable Controlled Entity do not violate federal or state securities laws or this Policy. Therefore, you should make your family members aware of the need to confer with you before they trade in SCRED securities, and you should treat all such transactions and transactions by your family members and the Controlled Entities for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances, the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its executive officers and Directors) could itself face penalties of up to $25 million for failing to take steps to prevent insider trading in the Company’s securities.

Without regard to the civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for dismissal.

The U.S. Securities and Exchange Commission (“SEC”) is very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

[1]

For purposes of this Insider Trading Policy, “family members” include anyone who resides with you (including a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in SCRED securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in SCRED securities (collectively referred to as “family members”).

Appendix J

This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully. Employees of the Company’s investment adviser, StepStone Group Private Debt LLC (the “Adviser”), and/or the Company’s sub-adviser, StepStone Group Europe Alternative Investments Limited (the “Sub-Adviser”) are also subject to the StepStone Group Code of Ethics, which imposes additional restrictions on trading in securities other than SCRED securities. If there is a conflict between the StepStone Group Code of Ethics and this Insider Trading Policy, the stricter (or more conservative) policy will control.

II. Policies and Procedures

A. Trading Policy

1. Except as otherwise specified below with respect to certain exempt transactions or in Section II.E below, you may not trade, either personally or on behalf of others, while in the possession of material non-public information relating to the Company. This Policy against “insider trading” applies to trading in (i) SCRED securities, while you are in possession of material non-public information relating to the Company, and (ii) trading in the securities of (x) the Company’s clients, borrowers and vendors/service providers and (y) any person with which the Company is evaluating or negotiating a major investment or other transaction or opportunity if, in the in the course of working for the Company, the Adviser or the Sub-Adviser, you learn of material non-public information about any such company.

2. You may not convey material non-public information about the Company or another company to others. You also may not suggest that anyone purchase or sell any company’s securities while you are aware of material non-public information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material non-public information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies as described in paragraph 1 of this Section II.A. This policy does not restrict legitimate business communications on a “need to know” basis. Material non-public information, however, should not be disclosed to persons outside the Company, the Adviser or the Sub-Adviser, in each case to appropriate personnel on a “need to know” basis, unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company (including, in some cases and if appropriate, a written confidentiality agreement). For additional information, please see Section II.C below and SCRED’s Regulation FD Compliance Procedures in its Rule 38a-1 Compliance Manual.

3. Company Persons are prohibited from engaging in short-term or speculative transactions in SCRED securities. As such, you may not engage in: (i) short-term trading (generally defined as selling SCRED securities within six months following a purchase); (ii) short sales (selling SCRED securities you do not own); and (iii) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in SCRED securities.

4. Company Persons are prohibited from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of SCRED securities (i) granted to you by the Company or (ii) held, directly or indirectly, by you.

Appendix J

5. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, Company Persons are prohibited from holding SCRED securities in a margin account or pledging SCRED securities as collateral for a loan.

For the avoidance of doubt, the foregoing restrictions apply to all Company Persons, as well as their respective family members and such persons’ Controlled Entities. The SEC and federal prosecutors may presume that trading by family members and Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

For purposes of this Policy, other than as specifically provided above, references to “trading” and “transactions” include, among other things:

•	purchases and sales of SCRED securities;

•	making gifts of SCRED securities; and

•	using SCRED securities to secure a loan.

For the avoidance of doubt, the following are not considered to be “transactions” that are subject to this Policy: (i) purchases or exchanges of SCRED securities (or securities convertible into SCRED securities) from the Company in a transaction approved by the SCRED Board of Directors, (ii) sales of SCRED securities in a registered offering approved by the SCRED Board of Directors, (iii) transferring shares to an entity that does not involve a change in the Beneficial Ownership of the shares (for example, transferring shares from one brokerage account you control to another brokerage account you control), and (iv) purchases of SCRED securities under SCRED’s dividend reinvestment plan resulting from a Company Person’s automatic reinvestment of dividends paid on the SCRED securities (provided, however, that voluntary purchases of SCRED securities resulting from additional contributions a Company Person chooses to make to the dividend reinvestment plan shall be considered to be a “transaction” subject to this Policy, as will a Company Person’s election to participate in the dividend reinvestment plan, or to increase their level of participation in the plan). In contrast, your sales of SCRED securities purchased pursuant to the Company’s dividend reinvestment plan are subject to pre-clearance under this Policy. Transactions in mutual funds that are invested in SCRED securities (to the extent applicable) are not transactions subject to this Policy as long as (i) you do not control the investment decisions on individual stocks within the fund or portfolio and (ii) SCRED securities do not represent greater than five percent (5%) of the assets of the fund or portfolio. You should consult with the SCRED’s Chief Compliance Officer (“CCO”) if you have any questions.

B. What is “Material Non-Public Information”?

1. Material Information Regarding the Company

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Either positive or negative information may be material. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material, as well as any questions regarding specific transactions, to the CCO.

Appendix J

Material information often relates to a company’s results and operations, including, for example, earnings results, changes in previously released earnings estimates, unexpected financial results, unpublished financial reports or projections, dividend changes, stock splits, the proposed or contemplated issuance, redemption, or repurchase of securities, significant merger or acquisition proposals or agreements, actual or threatened significant litigation, liquidity problems, extraordinary management developments, establishment of a repurchase program for a company’s securities, changes in control and any other facts which might cause the Company’s financial results to be substantially affected. Information that affects the Company’s earnings and business may be material, including important metrics like assets under management. In addition, information about the Company’s underlying performance may be material, such as information about the Company’s or its affiliates’ data and technology platforms (including certain significant cybersecurity incidents) and the Company’s funds or investments (including the Company’s investment income and unrealized or realized gains or losses). Material information also may relate to the market for a company’s securities or changes in SCRED officers or directors. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial media also may be material.

Federal investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.

2. Non-public Information

Non-public information is information that is not generally known or available to the public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a properly noticed broadcast, a public filing with the SEC or some other government agency, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been widely disseminated. Generally, for purposes of this Policy, you should consider information to be non-public until two full business days have lapsed following public disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Discussing previously disclosed historical information about the Company or facts that are generally known to the public is not ordinarily a prohibited disclosure. However, commenting on or updating previously disclosed information may in certain circumstances constitute disclosure of material non-public information.

3. Material Non-Public Information Regarding Other Companies

The Company and its Directors, officers, and employees frequently receive material non-public information in the course of our due diligence activities (typically, but not exclusively, in connection with potential co-investments) or as part of our research efforts. To protect yourself, our clients and the Company, you should contact the CCO immediately if you believe that you may have received material non-public information concerning a public company or any company in which the Company has an investment position. After the CCO has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company will take.

Before executing any trade for yourself or others, or recommending a trade to others, you must determine whether you have access to material non-public information with respect to the securities involved in the potential trade. If you think that you might have access to material non-public information, you are obligated to:

•	Report the information and proposed trade immediately to the CCO, as applicable.

Appendix J

•

Refrain from purchasing or selling the securities on behalf of yourself or others, including investment funds or private accounts managed by the Adviser or the Sub-Adviser, including the Company (except in the limited circumstance in which the information is obtained in connection with a transaction with an issuer of securities, in which case the transaction itself is permitted, or the counterparty to the purchase or sale transaction possesses or has otherwise legally obtained/received the applicable material non-public information prior to or in connection with the trade).

•	Avoid communicating the information inside or outside the Company, other than to the CCO.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Company Persons should exercise extreme caution any time they become aware of non-public information relating to a tender offer.

C. Unauthorized Disclosure

All Company Persons must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Regulation FD Compliance Procedures in its Rule 38a-1 Compliance Manual. If you receive inquiries of this nature, refer them to the CCO.

D. When and How to Trade Company Stock

1. Overview

The Company requires Company Persons to pre-clear trades via the Compliance Platform (or, for Independent Directors, with the CCO or the CCO’s designee). Regardless of your status, you may not trade SCRED securities if you are aware of material non-public information about the Company.

Furthermore, Company Persons are required to comply with the additional restrictions covered below.

Appendix J

2. Window Periods

Company Persons, as well as their family members and their Controlled Entities, may only trade in SCRED securities from the date that is two full business days after an earnings release (or the Company’s announcement of its quarterly or annual financial results, as applicable) to the end of business on the 15th of each March, June, September and December (such period, the “Window Period”). If, however, the Window Period is scheduled to close on a non-business day, the Window Period will close on the end of business of the previous business day.

However, even if the Window Period is open, Company Persons may not trade in SCRED securities if such person is aware of material non-public information about SCRED. In addition, Company Persons must pre-clear transactions via the Company’s third-party compliance software provider (the “Compliance Platform”) (or, for Independent Directors of SCRED, with the CCO or the CCO’s designee) even if the Company Person initiates them when the Window Period is open.

From time to time during the Window Period, SCRED may close trading due to developments (such as a significant event or transaction) that involve material non-public information. In such cases, the Adviser’s Legal and Compliance Departments may notify particular individuals that they should not engage in any transactions involving the purchase or sale of SCRED securities, and should not disclose to others the fact that trading has been prohibited.

Generally, all pending purchase and sale orders regarding SCRED securities that could be, but are not, executed while the Window Period is open must be cancelled before it closes.

In light of these restrictions, if you are a Company Person and expect a need to sell SCRED limited liability company interests at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan (to the extent that the Company’s shares are listed or otherwise have a trading market) as discussed below, which is exempt from restrictions set forth in this Section II.D.2.

3. No Short-Term Trading of SCRED Securities

Any SCRED securities purchased on the open market or otherwise acquired by a Company Person or such individual’s family members or any such person’s Controlled Entities must be held for a minimum of six months. Note that the SEC’s short swing profit rules already penalize Section 16 Reporting Persons who sell any SCRED securities within six months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material non-public information. “Section 16 Reporting Persons” are Directors, director emeriti and executive officers of the Company and any other person deemed to hold more than 10% of the Company’s common limited liability company interests (registered class of equity securities), who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4. Pre-clearance

All Company Persons must obtain pre-clearance via the Compliance Platform (or, for Independent Directors, with the CCO or the CCO’s designee) in advance of effecting any purchase, sale or other trading of SCRED securities. The pre-clearance policy applies to these people even if they are initiating a transaction while the Window Period is open. The pre-clearance policy also applies to any family member of a Company Persons, as well as Controlled Entities of a Company Person.

Appendix J

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the month during which the approval is obtained, but regardless may not be executed if you acquire material non-public information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in SCRED limited liability company interests, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.

E. Rule 10b5-1 Trading Plans

Company Persons and/or their family members and Controlled Entities are permitted to enter into a Rule 10b5-1 trading plan that meets certain conditions specified in the rule. Rule 10b5-1(c) provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. If you wish to implement a Rule 10b5-1 trading plan, you must first pre-clear the plan with the CCO or the CCO’s designee at least five trading days prior to the entry into the plan. Because the SEC rules on trading plans are complex, you should consult with your financial advisor and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

F. Post-Termination

This Policy continues to apply to your transactions in SCRED securities even after you have terminated employment or other services to the Company. If you are aware of material non-public information when your employment or service relationship terminates, you may not transact or trade in SCRED securities until that information has become public or is no longer material.

G. Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in SCRED securities.

H. Noncompliance

Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment/services.

III. Definitions

For the purposes of this Policy, the following definitions shall apply:

“Account” means any personal investment or trading account of a Company Person in which a Company Person has any Beneficial Ownership, any investment or trading account for which a Company Person is a trustee or custodian and any investment or trading account over which a Company Person can exercise any direct or indirect control or influence trading or investment decisions.

Appendix J

“Beneficial Ownership” means the ability to manage or dispose of the security. Beneficial Ownership can exist either directly, in the case of securities that are held by you in a brokerage account, or indirectly, in the case of securities that are held by other entities, such as an investment fund or a trust if you serve as manager or trustee or are otherwise able to control, influence or manage transactions by the entity. A Company Person is presumed to have Beneficial Ownership of securities that are held by any of his or her family members or domestic partner who resides in the Company Person’s household or to whom the Company Person contributes material financial support.

“Independent Director” means any director of the Company who is not an “interested person,” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, of the Company.

Approved: March 25, 2025